Exhibit (a)(1)(A)

HHGREGG, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

This document constitutes part of the prospectus relating

to the hhgregg, Inc. 2007 Equity Incentive Plan,

covering securities that have been registered under the Securities Act of 1933, as amended.

April 2, 2013

HHGREGG, INC.

Offer to Exchange Certain

Outstanding Options for New Options

This Offer and withdrawal rights will expire at 11:59 p.m., Eastern Daylight Savings Time,

on April 29, 2013 unless extended.

By this offer (the “Offer”), we are giving you the opportunity to exchange certain of your outstanding options to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) granted under the hhgregg, Inc. 2007 Equity Incentive Plan (the “Plan”), whether vested or unvested, for new options (the “New Options”). Employees of hhgregg, Inc. or our subsidiaries (collectively referred to as the “Company,” “hhgregg,” “we,” “our” or “us”), may participate in this Offer if they remain an active employee through the expiration of this Offer and the date of grant for New Options. The non-employee members of our board of directors (the “Board of Directors”) may not participate in this Offer.

If you are eligible to participate in this Offer, all of your outstanding and unexercised stock options to purchase our Common Stock that were granted subsequent to July 18, 2007 (the “Eligible Options”, each grant of such Eligible Options being an “Eligible Option Grant”) are eligible to be exchanged.

This Offer is a one-for-one exchange. If you participate in this Offer, subject to the terms and conditions of the Plan, your New Options will represent the right to purchase the same number of shares of Common Stock as the Eligible Option Grant tendered for exchange. Each New Option will be subject to the terms of the Plan, and to a new option agreement between you and hhgregg.

If you participate in this Offer, you will receive New Options with an exercise price per share equal to the greater of (a) $10.00 and (b) the closing price of our Common Stock as reported on the New York Stock Exchange on the New Option Grant Date (as defined herein). We are not accepting partial tenders of the options that you hold. If you wish to participate you must tender all Eligible Options that you hold irrespective of the option grant date or exercise price of such Eligible Options. Options granted prior to July 19, 2007 are not eligible for exchange.

None of the New Options will be vested on the New Option Grant Date. The New Options will vest over a three-year period, with one-third of the New Options granted vesting on each of the first three anniversaries of the New Option Grant Date. Thus, no portion of any New Option grant will be vested on the New Option Grant Date. Vesting is subject to the terms and conditions of the Plan, including your continued service to us through each relevant vesting date. Your participation in this Offer and the receipt of New Options does not provide any guarantee or promise of continued service with hhgregg.

Our Common Stock is traded on the New York Stock Exchange under the symbol “HGG.” On April 1, 2013, the closing price of our Common Stock was $11.09 per share. You should evaluate current market quotes for our Common Stock, among other factors, before deciding to participate in this Offer.

The commencement date of this Offer is April 2, 2013. We are making this Offer upon the terms and subject to the conditions described in this Offer to Exchange Certain Outstanding Options for New Options (the “Offering Document”) and in the related Eligible Option Information Sheet and Election Form distributed with this Offering Document. You are not required to accept this Offer. Eligible Option Grants properly tendered in this Offer and accepted by us for exchange will be cancelled and the New Options granted on the day following the Expiration Date of this Offer.

See “Risks of Participating in the Offer” for a discussion of risks that you should consider before participating in this Offer.

IMPORTANT

If you are an Eligible Optionee, you will receive, on the commencement of the Offer, an electronic mail (the “Transmittal Email”) announcing this Offer and directing you to access the offer website on Knowledge Hub located on Intranet 2.0 accessible at http://intranet.hhgregg.com/hhgregg.intranet/login.aspx (the “Offer Website”). The Offer Website will include instructions for how to complete your Eligible Option Information Sheet and an electronic Election Form. Also included in the Transmittal Email will be a portfolio statement containing certain information about your Eligible Options, including the grant date, the exercise price and the number of underlying shares. If you decide to participate in this Offer, you must access the Offer Website and follow the instructions provided.

If you are not able to submit your Eligible Option Information Sheet and Election Form or any subsequent new Eligible Option Information Sheet and Election Form electronically through the Offer Website as described above, as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, or if you do not otherwise have access to the Offer Website for any reason (including lack of internet services), you must immediately notify Charles Young at the Company at (317) 569-7574 or Charlie.Young@hhgregg.com to obtain assistance, including, if necessary, instructions for obtaining, completing and submitting a paper Eligible Option Information Sheet and Election Form.

You may change your election to participate in the Offer at any time before the Offer expires by completing a new electronic or paper Eligible Option Information Sheet and Election Form in the manner described above. The Eligible Option Information Sheet and Election Forms may be submitted only through the Offer Website or in paper form by hand delivery, facsimile or electronic mail to Charlie.Young@hhgregg.com. Eligible Option Information Sheet and Election Forms submitted by any other means are not permitted and will not be accepted. Documents submitted by U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted and will not be accepted.

You must complete the election process (whether electronically or in paper form) in the foregoing manner before 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013, unless the Offer is extended (the “Expiration Date”). We will not accept delivery of any election after the Expiration Date. If we have not received all properly completed and signed documents before the Offer expires, you will have rejected this Offer and you will keep your current options.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

We will not provide tax advice, or any other advice, specific to an individual’s circumstances or make any recommendation with respect to this Offer. We recommend that you discuss the personal tax consequences of this Offer with your financial, legal and/or tax advisors.

You should direct questions about this Offer or requests for additional copies of this Offering Document and the other option exchange program documents to Charles Young, our Chief Human Resources Officer at:

hhgregg, Inc.

4151 East 96th Street

Indianapolis, Indiana 46240

Tel: (317) 569-7574

Fax: (317) 816-6609

Electronic Mail: Charlie.Young@hhgregg.com

2

You should rely only on the information contained in this Offering Document or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an Offer of the New Options in any jurisdiction where the Offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offering Document is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer. This Offering Document summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about this Offer. You should carefully read the entirety of this Offering Document, the accompanying electronic mail on behalf of Dennis L. May, our President and Chief Executive Officer, dated April 2, 2013, the Summary of the Offer to Exchange, the Eligible Option Information Sheet and the Election Form together with its associated instructions available on the Offer Website. This Offer is made subject to the terms and conditions of these documents, as they may be amended. The information in this Summary Term Sheet is not complete. Additional important information is contained in the remainder of this Offering Document and the other Offer documents. We have included in this Summary Term Sheet references to other sections in this Offering Document to help you find a more complete description of these topics.

No.	Question	Page
Q1.	What is the Offer?	2
Q2.	How do I participate in this Offer?	3
Q3.	Why is hhgregg making this Offer?	5
Q4.	Who may participate in this Offer?	5
Q5.	Are there circumstances under which I would not be granted New Options?	5
Q6.	Am I required to participate in this option exchange?	5
Q7.	How many New Options will I receive for the options that I exchange?	5
Q8.	What will be the exercise price of my New Options?	6
Q9.	When will my New Options vest and be exercisable?	6
Q10.	If I participate in this Offer, do I have to exchange all of my Eligible Options?	6
Q11.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	6
Q12.	When will my Exchanged Options be cancelled?	6
Q13.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?	7
Q14.	When will I receive the New Options?	7
Q15.	Can I exchange shares of hhgregg Common Stock that I acquired upon exercise of hhgregg options or any other equity-based compensation awards?	7
Q16.	Will I be required to give up all of my rights under the cancelled options?	7
Q17.	Will the terms and conditions of my New Options be the same as my Exchanged Options?	7
Q18.	What happens to my Eligible Options if I choose not to participate or if my Eligible Options are not accepted for exchange?	7
Q19.	How does hhgregg determine whether an Eligible Option has been properly tendered?	7
Q20.	Will I have to pay taxes if I participate in the Offer?	8
Q21.	Will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?	8
Q22.	Will I receive an option agreement for my New Options?	8
Q23.	Are there any conditions to this Offer?	8
Q24.	If you extend the Offer, how will you notify me?	8
Q25.	How will you notify me if the Offer is changed?	9
Q26.	Can I change my mind and withdraw from this Offer?	9
Q27.	How do I change my election?	9
Q28.	What if I withdraw my election and then decide again that I want to participate in this Offer?	10
Q29.	Are you making any recommendation as to whether I should exchange my Eligible Options?	10
Q30.	Who can I talk to if I have questions about the Offer, or if I need additional copies of the Offer documents?	10

Q1.	What is the Offer?

A1.	This Offer is a voluntary opportunity for Eligible Optionees to exchange certain outstanding options to purchase our Common Stock for New Options. The following is a brief summary of the terms of this Offer:

Definitions of certain capitalized terms used in this Summary Term Sheet can be found below under the heading “Terms Used in this Offer”. Capitalized terms not otherwise defined in this Summary Term Sheet have the meanings assigned to them elsewhere in this Offering Document.

Terms Used in This Offer

•

“Cancellation Date” refers to the same U.S. business day as the Expiration Date. This is the date when Exchanged Options will be cancelled. We expect that the Cancellation Date will be April 29, 2013. If the Expiration Date is extended, then the Cancellation Date will be similarly extended.

•

“Eligible Optionees” refers to all employees of hhgregg, who are active employees at the commencement of the Offer Period and who remain employed through the New Option Grant Date. The non-employee members of our Board of Directors may not participate in this Offer.

•

“Eligible Options” refers to the outstanding and unexercised stock options to purchase our Common Stock that were granted subsequent to July 18, 2007. Each grant of such Eligible Options is referred to herein as an “Eligible Option Grant”

•	“Exchanged Options” refers to all options that you exchange pursuant to this Offer.

•

“Executive Officers” refers to those officers of hhgregg listed on Schedule A to this Offering Document, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•

“Expiration Date” refers to the date that this Offer expires. We expect that the Expiration Date will be April 29, 2013 at 11:59 p.m., Eastern Daylight Savings Time. We may extend the Expiration Date at our discretion. If we extend the Offer, the term “Expiration Date” will refer to the time and date at which the extended Offer expires.

•

“New Option Grant Date” refers to the date when New Options will be granted. We expect that the New Option Grant Date will be April 30, 2013. If the Expiration Date is extended, then the New Option Grant Date will be similarly extended.

•	“New Options” refers to the options issued pursuant to this Offer that replace your Exchanged Options.

•

“Offering Period” refers to the period from the commencement of this Offer to the Expiration Date. We expect that this period will commence on April 2, 2013 and end at 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013.

•	“Plan” refers to the hhgregg, Inc. 2007 Equity Incentive Plan.

Eligibility

•

All of our active employees as of the time of this Offer who remain employed by us or provide service to us through the date the Exchanged Options are cancelled are eligible to participate. Non-employee members of our Board of Directors may not participate in this Offer. (See “The Offer—Eligibility” below.)

•

In order to receive New Options, you must remain an employee through the New Option Grant Date, and in order to continue to vest in your New Options, you must remain an employee of hhgregg through each relevant vesting date. (See “The Offer—Eligibility” below.)

Eligible Options

•

All options granted under the Plan, whether vested or unvested, that were granted subsequent to July 18, 2007 and that are outstanding as of the Cancellation Date are eligible for exchange. This means that options must be outstanding as of immediately prior to the cancellation of the options under this Offer. (See “The Offer—Number of Options; Expiration Date” below.)

•

Where any portion of an Eligible Option Grant is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and is beneficially owned by a person who is not an employee of hhgregg, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this Offer (even if legal title to that portion of the option grant is held by an Eligible Optionee). If your Eligible Options are covered by a domestic relations order, you must contact Charles Young at (317) 569-7574 or Charlie.Young@hhgregg.com immediately. (See “The Offer—Number of Options; Expiration Date” below.)

Exchange Ratio

•

The Offer is a one-for-one exchange and your New Options will represent the right to purchase the same number of shares of our Common Stock as the exchanged Eligible Option. (See “The Offer—Number of Options; Expiration Date” below.)

New Options

•	We expect that the New Option Grant Date will be April 30, 2013.

•	The New Options granted upon cancellation of Exchanged Options will be nonstatutory stock options for U.S. tax purposes.

•	Each New Option will expire seven (7) years from the New Option Grant Date.

Exercise Price of the New Options

•	The exercise price of all New Options will be equal to the greater of (a) $10.00 and (b) the closing price of our Common Stock as reported on the New York Stock Exchange on the New Option Grant Date.

Vesting and Exercisability of New Options

•

The New Options will begin to vest on the New Option Grant Date, whereby 1/3 of the New Options granted will vest on each of the first three anniversaries of the New Option Grant Date. Thus, no portion of any New Option grant will be vested on the New Option Grant Date.

•

Vesting on any anniversary date is subject to the terms and conditions of the Plan, including your continued service to hhgregg through each relevant vesting date. (See “The Offer—Source and Amount of Consideration; Terms of New Options” below.)

Q2.	How do I participate in this Offer?

A2.	If you are an Eligible Optionee, you will receive, on the commencement of the Offer, an electronic mail (the “Transmittal Email”) announcing this Offer and directing you to the Offer Website. The Offer Website will include instructions on how to complete your Eligible Option Information Sheet and an electronic Election Form. Also included in the Transmittal Email a portfolio statement containing information with respect to each Eligible Option you hold. The statement will contain:

•	the option grant date indicated for each Eligible Option;

•	the current exercise price per share in effect for such Eligible Options; and

•	the number of outstanding shares of the Company’s Common Stock underlying such Eligible Options.

To complete the election process electronically, you must access the Offer Website on Knowledge Hub located on Intranet 2.0, accessible at http://intranet.hhgregg.com/hhgregg.intranet/login.aspx, and follow the instructions provided in your Transmittal Email. After completing the electronic Eligible Option Information Sheet and Election Form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. You may change your election to participate in the Offer at any time before the Offer expires by completing a new Eligible Option Information Sheet and Election Form. You must complete the electronic election process through the Offer Website in the foregoing manner before by 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013. If we extend this Offer beyond the Expiration Date, you must complete the process before the extended Expiration Date of this Offer.

If you are not able to submit your Eligible Option Information Sheet and Election Form or any subsequent new Eligible Option Information Sheet and Election Form electronically through the Offer Website as described above, as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, or if you do not otherwise have access to the Offer Website for any reason (including lack of internet services), you must immediately notify Charles Young at the Company at (317) 569-7574 or Charlie.Young@hhgregg.com to obtain assistance, including, if necessary, instructions for obtaining, completing and submitting a paper Eligible Option Information Sheet and Election Form.

Should you submit your election by paper rather than electronically, you may change your election to participate in the Offer at any time before the Offer expires by completing a new Eligible Option Information Sheet and Election Form. You must complete the paper election process by submitting your Eligible Option Information Sheet and Election Form by hand delivery to Charles Young at the Company, by facsimile to (317) 816-6609 or by electronic mail to Charlie.Young@hhgregg.com. We will not accept delivery of any election after the Expiration Date. Documents submitted by interoffice mail or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted and will not be accepted. You must complete the paper election process before by 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013. If we extend this Offer beyond the Expiration Date, you must complete the process before the extended Expiration Date of this Offer.

This is a one-time Offer, and we will strictly enforce the Offering Period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer, we expect to accept all properly tendered options promptly after the expiration of this Offer.

We may extend this Offer. If we extend this Offer, we will issue a press release, electronic mail or other communication disclosing the extension no later than 8:00 a.m., Eastern Daylight Savings Time, on the U.S. business day immediately following the previously scheduled Expiration Date.

The delivery by you of all documents, including your Eligible Option Information Sheet and Election Forms, is at your risk. Only documents that are complete, signed and actually received electronically, by facsimile or in paper form by hand delivery to Charles Young, our Chief Human Resources Officer, by the Expiration Date will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. We intend to confirm the receipt of your electronic Eligible Option Information Sheet and Election Form (or Eligible Option Information Sheet and paper Election Form) by electronic mail within two U.S. business days of the receipt of your electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). If you have not received an electronic mail confirmation, you must confirm that we have received your electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). If you need to confirm receipt after two U.S. business days have elapsed, you may contact Charles Young, our Chief Human Resources Officer, at (317) 569-7574 or Charlie.Young@hhgregg.com. Eligible Option Information Sheet and Election Forms may be submitted only through the Offer Website or in paper form by hand delivery to Charles Young at 4151 East 96th Street, Indianapolis, Indiana 46240, facsimile to (317) 816-6609 or electronic mail to Charlie.Young@hhgregg.com. Eligible Option Information Sheet and Election Forms submitted by any other means are not permitted and will not be accepted. (See “The Offer—Procedures for Electing to Exchange Options” below.)

Q3.	Why is hhgregg making this Offer?

A3.	We believe that this Offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this Offer, we intend to provide Eligible Optionees with the opportunity to own New Options that over time may have a greater potential to increase in value. (See “The Offer—Purpose fo the Offer” below.)

Q4	Who may participate in this Offer?

A4.	You may participate in this Offer if you are an Eligible Optionee. You are an “Eligible Optionee” if you are an active employee of hhgregg at the time of this Offer, you remain an Eligible Optionee through the Expiration Date and the date of grant for New Options and you hold Eligible Options. The non-employee members of our Board of Directors may not participate in this Offer. (See “The Offer—Eligibility” below.)

Q5.	Are there circumstances under which I would not be granted New Options?

A5.	Yes. If, for any reason, you are no longer an employee of hhgregg on the New Option Grant Date, you will not receive any New Options. Instead, you will keep your current Eligible Options and they may be exercised or will expire in accordance with their terms. Your employment with hhgregg will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time, with or without cause or notice. (See “The Offer—Number of Options; Expiration Date” below.)

Moreover, even if we accept your Exchanged Options, we will not grant New Options to you if we are prohibited from doing so by applicable laws and regulations. For example, we could become prohibited from granting New Options as a result of changes in SEC or New York Stock Exchange rules. We do not anticipate any such prohibitions at this time. (See “The Offer—Legal Matters; Regulatory Approvals “ below.)

Q6.	Am I required to participate in this option exchange?

A6.	No. Participation in this Offer is completely voluntary. To help you determine your outstanding Eligible Option Grants and give you the tools to make an informed decision, we will provide you with a summary listing all of your Eligible Option Grants. (See “The Offer—Number of Options; Expiration Date” and “The Offer—Procedures for Electing to Exchange Options” below.)

Q7.	How many New Options will I receive for the options that I exchange?

A7.	This Offer is a one-for-one exchange. If you participate in this Offer, your New Options will represent the right to purchase the same number of shares in aggregate as the Eligible Option Grants tendered for exchange. Each New Option will be subject to the terms of the Plan and to a new option agreement between you and hhgregg.

Q8.	What will be the exercise price of my New Options?

A8.	The exercise price per share of all New Options will be equal to the greater of (a) $10.00 and (b) the closing price of our Common Stock as reported on the New York Stock Exchange on the New Option Grant Date.

We cannot predict the exercise price of the New Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to tender your Eligible Option Grants. (See “The Offer—Source and Amount of Consideration; Terms of New Options” below.)

Q9	When will my New Options vest and be exercisable?

A9.	The New Options will vest over a three-year period, whereby one-third of the New Options granted will vest on each of the first three anniversaries of the New Option Grant Date. Thus, no portion of any New Option grant will be vested on the New Option Grant Date. Vesting on any anniversary date is subject to the terms and conditions of the Plan, including your continued service to hhgregg through each relevant vesting date. Generally, any vested New Options may be exercised by you at any time. (See “The Offer—Source and Amount of Consideration; Terms of New Options” below.)

Q10.	If I participate in this Offer, do I have to exchange all of my Eligible Options?

A10.	Yes. We are not accepting partial tenders of options held by Eligible Optionees, unless that option grant is covered by a domestic relations order (or comparable legal document as the result of the end of a marriage). If your Eligible Options are covered by a domestic relations order, you must contact Charles Young at (317) 569-7574 or Charlie.Young@hhgregg.com immediately. (See Q&A 11.) If you wish to participate you must tender all Eligible Options that you hold irrespective of the option grant date or exercise price of such Eligible Options. Not all of your options may be eligible for exchange.

Q11.	What happens if I have an option grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A11.	If you have an option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an employee of hhgregg beneficially owns a portion of that option grant, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this Offer (even if legal title to that portion of the option grant is held by you and you are an Eligible Optionee).

For instance, if you are an Eligible Optionee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the portion of the option grant that you beneficially own covering the outstanding 1,500 shares, or you may elect not to participate in the Offer at all. These are your only choices with respect to this option grant. Your former spouse will have no right to participate in this Offer on the basis of beneficial ownership of such option grant. If your Eligible Options are covered by a domestic relations order, you must contact Charles Young at (317) 569-7574 or Charlie.Young@hhgregg.com immediately. (See “The Offer—Number of Options; Expiration Date” below.)

Q12.	When will my Exchanged Options be cancelled?

A12.	Your Exchanged Options will be cancelled on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be April 29, 2013 unless the Offering Period is extended. (See “The Offer—Acceptance of Options for Exchange and Issuance of New Options” below.)

Q13.	Once I surrender my Exchanged Options, is there anything I must do to receive the New Options?

A13.	Once your Exchanged Options have been cancelled there is nothing that you must do to receive your New Options. You do not have to return the option agreement representing your Exchanged Options. We expect that the New Option Grant Date will be April 30, 2013. In order to vest in the shares covered by the New Option grant, you will need to remain an employee of hhgregg through the applicable vesting dates, as described in Q&A 9. (See “The Offer—Eligibility” below.)

Q14.	When will I receive the New Options?

A14.	We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date will be April 30, 2013. If the Expiration Date is delayed, the New Option Grant Date will be similarly delayed. You will receive your grant paperwork shortly after the New Option Grant Date. (See “The Offer—Acceptance of Options for Exchange and Issuance of New Options” below.)

Q15.	Can I exchange shares of hhgregg Common Stock that I acquired upon exercise of hhgregg options or any other equity-based compensation awards?

A15.	No. This Offer relates only to certain outstanding hhgregg options. You may not exchange shares of our Common Stock in this Offer or any other equity-based compensation awards. (See “The Offer—Number of Options; Expiration Date” below.)

Q16.	Will I be required to give up all of my rights under the cancelled options?

A16.	Yes. Once we have accepted your Exchanged Options, your Exchanged Options will be cancelled and you will no longer have any rights under those options. We intend to cancel all Exchanged Options on the same U.S. business day as the Expiration Date. We refer to this date as the Cancellation Date. We expect that the Cancellation Date will be April 29, 2013. (See “The Offer—Acceptance of Options for Exchange and Issuance of New Options” below.)

Q17.	Will the terms and conditions of my New Options be the same as my Exchanged Options?

A17.	The terms and conditions of your New Options will be substantially similar to the terms and conditions of your Exchanged Options, except that your New Options will have a different exercise price, the maximum term of your New Options will be seven (7) years from the date of grant of the New Options and your New Options will have a new vesting schedule. (See “The Offer—Source and Amount of Consideration; Terms of New Options” below.)

Q18.	What happens to my Eligible Options if I choose not to participate or if my Eligible Options are not accepted for exchange?

A18.	If (a) we do not receive your Eligible Option Information Sheet and Election Form by the Expiration Date, (b) you choose not to participate, or (c) your Eligible Options are not accepted by us under this Offer, your existing Eligible Options will (i) remain outstanding until they are exercised or expire by their terms, (ii) retain their current exercise price, and (iii) retain their current term.

Q19.	How does hhgregg determine whether an Eligible Option has been properly tendered?

A19.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Eligible Option Information Sheet and Election Form or any Eligible Options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Unless this Offer is terminated, we expect to accept all properly tendered options that are not validly withdrawn, subject to the terms of this Offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Eligible Option Information Sheet and Election Form and we will not incur any liability for failure to give any notice. (See “The Offer—Procedures for Electing to Exchange Options” below.)

Q20.	Will I have to pay taxes if I participate in the Offer?

A20.	If you participate in the Offer and are a citizen or resident of the United States, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. On the New Option Grant Date, you will not be required under current law to recognize income for U.S. federal income tax purposes. However, you may have taxable income when you exercise your New Options. (See “The Offer—Material U.S. Federal Income Tax Consequences” below.)

For all Eligible Optionees, we recommend that you consult with your own financial, legal and tax advisor to determine the personal tax consequences to you of participating in this Offer. If you are a citizen or tax resident or subject to the tax laws of more than one country, you should be aware that there might be additional tax and social insurance consequences that may apply to you.

Q21.	Will my New Options be incentive stock options or nonstatutory stock options for U.S. tax purposes?

A21.	The New Options granted in exchange for your old options will be granted as nonstatutory stock options.

We recommend that you read the tax discussion in “The Offer—Material U.S. Federal Income Tax Consequences” in this Offering Document and discuss the personal tax consequences of nonstatutory stock options with your financial, legal and/or tax advisors. (See “The Offer—Source and Amount of Consideration; Terms of New Options” and “The Offer—Material U.S. Federal Income Tax Consequences” below.)

Q22.	Will I receive an option agreement for my New Options?

A22.	Yes. All New Options will be subject to a new option agreement between you and hhgregg, as well as to the terms and conditions of our Plan. (See “The Offer—Source and Amount of Consideration; Terms of New Options” below.)

Q23.	Are there any conditions to this Offer?

A23.	Yes. The completion of this Offer is subject to a number of customary conditions that are described in “The Offer—Conditions of the Offer” in this Offering Document. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Options, though we may do so at our discretion. (See “The Offer—Number of Options; Expiration Date” and “The Offer—Conditions of the Offer” below.)

Q24.	If you extend the Offer, how will you notify me?

A24.	If we extend this Offer, we will issue a press release, electronic mail or other form of communication disclosing the extension no later than 8:00 a.m., Eastern Daylight Savings Time, on the next U.S. business day following the previously scheduled Expiration Date. (See “The Offer—Number of Options; Expiration Date” and “The Offer—Fees and Expenses” below.)

Q25.	How will you notify me if the Offer is changed?

A25.	If we change the Offer, we will issue a press release, electronic mail or other form of communication disclosing the change no later than 8:00 a.m., Eastern Daylight Savings Time, on the next U.S. business day following the day we change the Offer. (See “The Offer—Number of Options; Expiration Date” and and “The Offer—Fees and Expenses” below.)

Q26.	Can I change my mind and withdraw from this Offer?

A26.	Yes. You may change your mind after you have submitted an Eligible Option Information Sheet and Election Form choosing to exchange certain or all of your Eligible Options and submit a new Eligible Option Information Sheet and Election Form at any time before the Expiration Date. If we extend the Expiration Date, you may submit a new Eligible Option Information Sheet and Election Form at any time until the extended Offer expires, electing to retain your Eligible Option under its existing terms. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Eligible Option Information Sheet and Election Form we receive before the Expiration Date. (See “The Offer—Withdrawal Rights and Change of Election” below.)

Q27.	How do I change my election?

A27.	To change your election with respect to your Eligible Options, you must do the following before the Expiration Date:

1.	Access the Offer Website and complete and submit a new electronic Eligible Option Information Sheet and Election Form; or

2.	If you are not able to submit your new electronic Eligible Option Information Sheet and Election Form through the Offer Website as described above, as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, or if you do not otherwise have access to the Offer Website for any reason (including lack of internet services), you must immediately notify Charles Young at the Company at (317) 569-7574 or Charlie.Young@hhgregg.com to obtain assistance, including, if necessary, instructions for obtaining, completing and submitting a paper Eligible Option Information Sheet and Election Form.

The delivery of all documents is at your risk. hhgregg intends to confirm the receipt of your new electronic Eligible Option Information Sheet and Election Form (or paper documents) by electronic mail within two (2) U.S. business days. If you have not received an electronic mail confirmation, you must confirm that we have received your electronic Election Form (or paper Election Form). If you need to confirm receipt after two (2) U.S. business days have elapsed, you may send an electronic mail to Charles Young at Charlie.Young@hhgregg.com.

Only electronic Eligible Option Information Sheet and Election Forms (or paper Eligible Option Information Sheet and Election Forms) that are complete, signed (electronically or otherwise) and actually received by hhgregg by the Expiration Date will be accepted. Electronic or paper Eligible Option Information Sheet and Election Forms may be submitted only through the Offer Website or by hand delivery to Charles Young at 4151 East 96th Street, Indianapolis, Indiana 46240, facsimile to (317) 816-6609 or electronic mail to Charlie.Young@hhgregg.com. Electronic or paper Eligible Option Information Sheets and Election Forms submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. (See “The Offer—Withdrawal Rights and Change of Election” below.)

Q28.	What if I withdraw my election and then decide again that I want to participate in this Offer?

A28.	If you have withdrawn your election to participate and then decide again that you would like to participate in this Offer, you may re-elect to participate by submitting a new properly completed electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form) and related Eligible Option information sheet accepting the Offer before the Expiration Date, in accordance with the procedures described in Q&A 27 and Section 4. (See also Q&A 2 and “The Offer—Withdrawal Rights and Change of Election” below.)

Q29.	Are you making any recommendation as to whether I should exchange my Eligible Options?

A29.	No. Neither our Board of Directors nor our management team is making any recommendation as to whether or not you should accept this Offer. We understand that the decision whether or not to exchange your Eligible Options in this Offer will be a challenging one. The program does carry risk (see “Risks of Participating in the Offer” for information regarding some of these risks), and there are no guarantees that you would not ultimately receive greater value from your Eligible Options than from the New Options you will receive in exchange. As a result, you must make your own decision as to whether or not to participate in this Offer. For questions regarding personal tax or investment-related issues, you should talk to your own financial, legal and/or tax advisor. (See “The Offer—Purpose of the Offer” below.)

Q30.	Who can I talk to if I have questions about the Offer, or if I need additional copies of the Offer documents?

A30.	For additional information or assistance, you should contact Charles Young, our Chief Human Resources Officer, at:

hhgregg, Inc.

4151 East 96th Street

Indianapolis, Indiana 46240

Tel: (317) 569-7574

Fax: (317) 816-6609

Electronic Mail: Charlie.Young@hhgregg.com

(See “The Offer—Information Concerning hhgregg, Inc.” below.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the Offer involves a number of risks, including those described below. This list and the risk factors in our Annual Report on Form 10-K for the year ended March 31, 2012, as updated in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012, September 30, 2012 and December 31, 2012, filed with the SEC highlight the material risks of participating in this Offer. You should carefully consider these risks and are encouraged to speak with a financial, legal and/or tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the sections in this Offering Document discussing the tax consequences in the United States of a grant of nonqualified stock options, as well as the rest of this Offering Document for a more in-depth discussion of the risks that may apply to you before deciding to participate in this Offer.

In addition, this Offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offering Document, the words “anticipate,” “believe,” “estimate,” “expect,” “intend” and “plan” as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offering Document. You should carefully consider these risks, in addition to the other information in this Offering Document and in our other filings with the SEC. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements.

The following discussion should be read in conjunction with the selected financial information attached as Schedule B and incorporated by reference, as well as our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K which are available at www.sec.gov. We caution you not to place undue reliance on the forward-looking statements contained in this Offer, which speak only as of the date hereof. Except as may be required by law, we undertake no obligation to publicly update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise.

Economic Risks

In order to participate, you may be required to exchange some of your options for New Options with a higher exercise price and a longer vestng period.

Some of your Eligible Options may have an exercise price that is lower than $10.00, the minimum exercise price that may apply to your New Options. The closing price of our Common Stock on the New York Stock Exchange on the New Option Grant Date could be higher than $10.00 and we cannot predict the exercise price that will apply to your New Options. In addition, some or all of your options may be fully vested. However, all New Options will be unvested on the New Option Grant Date and be subject to a three-year vesting period. In order to participate in this Offer, you must tender all the Eligible Options that you hold, including all vested and “in-the-money” options. Thus, in order to participate in the Offer, you may be required to exchange some options that are currently “in the money” and fully vested for options that are unvested with a higher exercise price.

If we are acquired by or merge with another company, your cancelled options might have been worth more than the New Options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Offer might be deprived of some of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition and depending on the timing of the transaction, your New Option may still be subject to vesting, whereas as your cancelled options may have more fully, or even completely, vested. This could result in a greater financial benefit for those option holders who did not participate in this Offer and retained their original options.

Tax-Related Risks

Your New Options will be nonstatutory stock options.

The New Options will be classified for U.S. tax purposes as nonstatutory stock options. In general, if you are a U.S. tax payer, nonstatutory stock options are less favorable to you from a tax perspective than incentive stock options. For more detailed information, please read the rest of this Offering Document, and see the tax disclosure set forth under “The Offer—Material U.S. Federal Income Tax Consequences” in this Offering Document.

Tax-related risks for tax residents of multiple countries.

If you are subject to the tax laws in more than one jurisdiction, you should be aware that there may be tax and social insurance consequences of more than one country that may apply to you. You should be certain to consult your own tax advisor to discuss these consequences.

Risks Relating to Our Business

Our business is dependent on the general economic conditions in our markets.

In general, our sales depend on discretionary spending by our customers. General economic factors and other conditions that may affect our business, include periods of slow economic growth or recession, volatility and/or lack of liquidity from time to time in U.S. and world financial markets and the consequent reduced availability and/or higher cost of borrowing to hhgregg and its customers, slower rates of growth in real disposable personal income, sustained high rates of unemployment, high consumer debt levels, increasing fuel and energy costs, inflation or deflation of commodity prices, natural disasters, acts of terrorism and developments in the war against terrorism. General economic conditions and discretionary spending are beyond our control and are affected by, among other things:

•	consumer confidence in the economy;

•	unemployment trends;

•	consumer debt levels;

•	consumer credit availability;

•	the housing and home improvement markets;

•	gasoline and fuel prices;

•	interest rates and inflation;

•	slower rates of growth in real disposable personal income;

•	natural disasters;

•	national and international security concerns;

•	tax rates and tax policy; and

•	other matters that influence consumer confidence and spending.

Increasing volatility in financial markets may cause some of the above factors to change with an even greater degree of frequency and magnitude. The above factors could result in slowdown in the economy or an uncertain economic outlook, which could have a material adverse effect on our business and results of operations.

Other conditions that may impact our results of operations include disruptions in the availability of content such as sporting events or other televised content. Such disruptions may influence the demand for hardware that our customers purchase to access such content, which would have an adverse effect on our results of operations.

We have many competitors, direct and indirect. If we fail to execute our merchandising, marketing and distribution strategies effectively, those competitors could take sales and market share from us.

The retail market for consumer electronics and major home appliances is intensely competitive. We currently compete against a diverse group of national retailers, including Best Buy, Home Depot, Lowe’s, Sears, Wal-Mart, internet retailers, regional or independent specialty retail stores and mass merchandisers that sell many of the same or similar consumer electronics and major home appliances that we do. There are few barriers to entry and as a result new competitors may enter our existing or new markets at any time.

We may not be able to compete successfully against existing and future competitors. Some of our competitors have financial resources that are substantially greater than ours and may be able to purchase inventory at lower prices. Our competitors may respond more quickly to new or emerging technologies and may have greater resources to devote to discounts, promotions and sales of products and services. They may also have financial resources that enable them to weather economic downturns better than us. As it relates to internet retailers, we will need to ensure we have an effective multi-channel strategy.

Our existing competitors or new entrants into our industry may use a number of different strategies to compete against us, including:

•	lower pricing;

•	more aggressive advertising and marketing;

•	enhanced product and service offerings;

•	extension of credit to customers on terms more favorable than we make available;

•	innovative store formats;

•	improved retail sales methods;

•	online product offerings;

•	not charging sales tax at the time of sale on internet purchases; and

•	expansion into markets where we currently operate.

Competition could cause us to lose market share, net sales and customers, which could negatively impact our comparable store sales, increase expenditures or reduce prices or margins, any of which could have a material adverse effect on our business and results of operations.

Our ability to maintain and increase both net sales and product margins depends to a large extent on the periodic introduction and availability of new products and technologies.

We believe that the introduction and continued growth in consumer acceptance of new products will have a significant impact on our ability to increase net sales and maintain product margins. Our products are subject to significant technological changes, and we are dependent on our suppliers to continually invest in research and development to ensure we have new products and technologies in our stores. Innovative, heavily-featured products are typically introduced at relatively high price points. In response to continuing pressure from consumers and our competitors, price points may be reduced more quickly and to a greater degree, as compared to our prior practice in order to drive consumption. As a result, unit sales must increase at a greater rate than average selling prices decline in order to maintain or grow comparable store sales. If new product introductions do not drive enough sales volume at higher price points, prices will have to be reduced in order to sell existing inventory, which may negatively impact our ability to maintain our historical comparable store sales levels. If there were no new technologies or features in our products, we would see a material adverse impact to our revenues and product margins.

A disruption in our relationships with, or in the operations of, any of our key suppliers could cause our net sales and profitability to decline.

The success of our business and our growth strategy depends to a significant degree on our relationships with our suppliers. Our largest suppliers include Frigidaire, GE, Hewlett Packard, LG, Panasonic, Samsung, Sharp, Sony, Toshiba and Whirlpool. We do not have long-term supply agreements or exclusive arrangements with our major suppliers. We typically order our inventory through the issuance of individual purchase orders to vendors. We have no contractual assurance of the continued supply of merchandise in the amount and assortment we currently offer our customers and we may be subject to rationing by suppliers. In addition, we rely heavily on a relatively small number of suppliers. Our top 10 and 20 suppliers represented 77.2% and 89.9%, respectively, of our purchases in fiscal 2012. The loss of any one or more of our key suppliers or our failure to establish and maintain relationships with these and other suppliers could materially adversely affect our supply and assortment of products, as we may not be able to find suitable replacements to supply products at competitive prices.

Our suppliers also supply us with marketing funds and volume rebates. If our suppliers fail to continue these incentives, it could have a material adverse effect on our sales and results of operations.

The ongoing global crisis may also adversely affect our suppliers’ access to capital and liquidity with which to maintain their inventory, production levels and product quality and to operate their businesses, all of which could adversely affect our supply chain. It may cause suppliers to reduce their offerings of customer incentives and vendor allowances, cooperative marketing expenditures and product promotions. It may also cause them to change their pricing policies, which could impact demand for their products. The ongoing crisis and market instability make it difficult for us and our suppliers to accurately forecast future product demand trends, which could cause us to carry too much or too little merchandise in various product categories.

Disruptions in our supply chain and other factors affecting the distribution of our merchandise could adversely impact our business.

Any disruption in the operation of our distribution centers could result in our inability to meet our customers’ delivery requirements, higher costs, inability to stock our stores, or longer lead time associated with distributing merchandise. Any such disruption within our supply chain network, including damage or destruction to one of our five regional distribution centers, could result in decreased net sales, increased costs and reduced profits.

Our success depends upon our effective execution of our strategies.

Our success depends on our ability to effectively identify, develop and execute our strategies. Our failure to properly deploy and utilize capital and other resources may adversely affect our initiatives designed to better position our business to drive additional traffic and increase sales in our comparable store base. We are focusing on areas where we see the greatest opportunities for growth and profit: growth in appliance market share; stabilizing profitability of the video category, including expansion of the assortment of ultra-large screen sizes; further development of the computing and mobile phone category; exploring and testing new products and categories, including entertainment furniture and fitness equipment; increased functionality of the e-commerce site; cost control; and improvement of store productivity. We also continue to act upon our new store development strategy of opening stores in groups within a market in order to achieve efficiencies and maximize profitability; and our business strategy of offering customers a superior purchase experience. Failure to execute these initiatives and strategies could have a material adverse affect on our business, financial condition and results of operations.

If we fail to anticipate changes in consumer preferences, our net sales and profitability may decline.

Our products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. Our ability to maintain and increase net sales depends to a large extent on the periodic introduction and availability of new products and technologies. Our success depends upon our ability to anticipate and respond in a timely manner to trends in consumer preferences relating to major household appliances and consumer electronics such as high efficiency appliances and high definition televisions. These products are subject to significant technological changes and pricing limitations and are subject to the actions and cooperation of third parties, such as movie distributors and television and radio broadcasters, all of which could affect the success of these and other new consumer electronics technologies. It is possible that new products will never achieve widespread consumer acceptance. Our margins are enhanced due to our ability to sell more feature-rich products with higher margins early in the product life cycle, thus a lack of new products in the market would impair our ability to maintain gross margins as a percentage of sales. Significant deviations from the anticipated consumer preferences for the products we sell could result in lost sales and lower margins due to the need to mark down excess inventory. If we are unable to effectively introduce and sell new products to our customers, our business and results of operations could be adversely affected.

Our growth strategy depends in part on our ability to open and profitably operate new stores in existing and new geographic markets. If we fail to successfully manage the challenges our planned growth poses, fail to maintain our financial and internal controls and systems or encounter unexpected difficulties during our expansion, our net sales and profitability could be materially adversely affected.

New stores that we open may not be profitable or may take longer than anticipated to open or to reach desired levels of profitability. Furthermore, the addition of new stores in existing markets may adversely affect the performance of nearby stores. Collectively, these circumstances could lower our profit, operating income and profit margins. There are a number of factors that could affect our ability to open or acquire, as well as operate new stores at profitable levels consistent with our existing stores, including:

•	the inability to identify and acquire suitable store sites and to negotiate acceptable leases for these sites;

•	competition in existing, adjacent and new markets;

•	the failure to open enough stores in new markets to achieve a sufficient market presence to compete successfully;

•	the unfamiliarity with local real estate markets and demographics in adjacent and new markets;

•	difficulties associated with the hiring, training and retention of additional sales personnel and store managers;

•	the inability to obtain government approvals, licenses and permits in a timely manner;

•	the failure to adequately supervise construction and manage development costs;

•	the inability to secure adequate landlord financing;

•	difficulties or delay in obtaining construction materials and labor; and

•	problems or delays in pre-opening store promotion and related publicity.

In addition, our growth plans will require management to expend significant time, effort and resources to ensure the continuing adequacy of our financial and other internal controls, operating procedures, information systems, product purchasing, inventory management, warehousing and distribution systems and employee training programs. We may not be able to effectively manage these increased demands or respond on a timely basis to the changing demands that our planned expansion will impose on our management, financial and other internal controls and information systems. If we fail to successfully manage the challenges our planned growth poses, fail to improve these systems and controls or encounter unexpected difficulties during our expansion, our net sales and profitability could be materially adversely affected.

Lack of available retail store sites on terms acceptable to us, rising real estate prices and other costs and risks relating to new store openings could severely limit our growth opportunities. Our strategy includes opening stores in new and existing markets. We must successfully choose store sites, execute favorable real estate transactions on terms that are acceptable to us, hire competent personnel and effectively open and operate these new stores. Our plans to increase our number of retail stores will depend in part on the availability of existing retail stores or store sites. A lack of available financing on terms acceptable to real estate developers or a tightening credit market may adversely affect the number or quality of retail sites available to us. We cannot assure you that stores or sites will be available to us, or that they will be available on terms acceptable to us. If additional retail store sites are unavailable on acceptable terms, we may not be able to carry out a significant part of our growth strategy. Rising real estate costs and acquisition, construction and development costs could also inhibit our ability to grow. If we fail to locate desirable sites, obtain lease rights to these sites on terms acceptable to us, hire adequate personnel and open and effectively operate these new stores, our financial performance could be adversely affected. In addition, our expansion in new and existing markets may present competitive, distribution, merchandising and regulatory challenges that differ from our current challenges, including competition among our stores, diminished novelty of our store design and concept, added strain on our distribution centers, additional information to be processed by our management information systems and diversion of management attention from operations, such as the control of inventory levels in our stores. We also cannot guarantee that we will be able to obtain and distribute adequate product supplies to our stores or maintain adequate warehousing and distribution capability at acceptable costs. New stores also may have lower than anticipated sales volumes relative to previously opened stores during their comparable years of operation, and sales volumes at new stores may not be sufficient to achieve store-level profitability or profitability comparable to that of existing stores. New stores in new markets, where we are less familiar with the target customer and less well-known, may face different or additional risks and increased costs compared to stores operated in existing markets or new stores in existing markets. For example, expansion into new markets could bring us into direct competition with retailers with whom we have no past experience as direct competitors. We also may not be able to advertise cost-effectively in new or smaller markets in which we have less store density, which could slow sales growth at such stores. To the extent that we are not able to meet these various challenges, our sales could decrease, our operating costs could increase and our profitability could be impacted.

If we fail to hire, train and retain qualified managers, sales associates and other employees we could lose sales to our competitors.

A key element of our competitive strategy is to provide product expertise to our customers through our extensively trained, commissioned sales associates which, we believe, results in more of our customers purchasing higher-margin, feature-rich products. If we are unable to attract and retain qualified personnel as needed in the future, including qualified sales personnel and candidates for our MIT program, our level of customer service may decline, which may decrease our net sales and profitability. Our ability to control labor costs, which may impact our ability to hire and retain qualified personnel, is subject to numerous external factors, including prevailing wage rates, the impact of legislation or regulations governing healthcare benefits or labor relations, such as the Employee Free Choice Act, and health and other insurance costs. Additionally, the National Labor Relations Board could significantly impact the nature of labor relations in the U.S. and how union elections and contract negotiations are conducted. If our labor and/or benefit costs increase, we may not be able to hire or maintain qualified personnel to the extent necessary to execute our competitive strategy, which could adversely affect our results of operations.

If we do not maintain the security of customer, associate, or Company information, we could damage our reputation, incur substantial additional costs and become subject to litigation.

Any significant compromise or breach of customer, associate or Company data security could significantly damage our reputation and result in additional costs, lost sales, fines and lawsuits. The regulatory environment related to information security and privacy is increasingly rigorous, with new and constantly changing requirements applicable to our business, and compliance with those requirements could result in additional costs. There is no guarantee that the procedures that we have implemented to protect against unauthorized access to secured data are adequate to safeguard against all data security breaches. If any such compromise or breach were to occur, it could adversely affect our results of operations.

Regulatory developments in the United States could impact our private-label credit card financing offers and have a material adverse impact on our net sales and profitability.

We offer private-label credit cards through a third-party financial institution that manages and directly extends credit to our customers. Cardholders who choose the private-label card can receive low- or no-interest promotional financing on qualifying purchases. If a customer utilizes a deferred interest financing offer and fails to comply with the terms of the offer, all deferred interest becomes due and payable to the third-party financial institution. Private label credit card sales accounted for 31%, 29% and 29% of our net sales in fiscal 2012, 2011 and 2010, respectively. Recently enacted legislative and regulatory changes that focus on a variety of credit related matters have had no material adverse impact on our operations to date. However, if future legislative or regulatory restrictions or prohibitions arise that affect our ability to offer promotional financing and we are unable to adjust our operations in a timely manner, our revenue and profitability may be materially adversely affected.

If our third-party delivery services are unable to meet our promised delivery schedule, our net sales may decline due to a decline in customer satisfaction.

We offer next-day delivery on many of the products we sell. Our deliveries are outsourced to third-party delivery services. Our third-party delivery services are subject to risks that are beyond our control. If our products are not delivered to our customers on time, our customers may cancel their orders or we may lose business from these customers in the future. As a result, our net sales and profitability may decline.

Because our hhgregg stores are generally concentrated in the eastern half of the United States, we are subject to regional risks.

During fiscal 2013, we operated stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia and Wisconsin. We therefore have exposure to these local economies as well as weather conditions and natural disasters occurring in these markets. If these markets individually or collectively suffer an economic downturn or other adverse event, there could be an adverse impact on our comparable store sales, net sales and profitability and our ability to implement our planned expansion program. Several of our larger competitors operate stores nationwide and thus are not as vulnerable as we are to these risks. In addition, our net sales depend on discretionary consumer spending, which may decrease on a regional basis due to a number of factors beyond our control, including unfavorable economic conditions, increases in consumer debt levels, unemployment or inflation, or other factors that adversely affect consumer confidence.

Any failure of our information technology infrastructure or management information systems, could cause a disruption in our business and our results of operations could be materially adversely impacted.

Our ability to operate our business from day to day largely depends on the efficient operation of our information technology infrastructure and management information systems. We use our management information systems to conduct our operations and for critical corporate and business planning functions, including store operations, sales management, merchandising, marketing, supply chain and inventory management, financial reporting and accounting, delivery and other customer services and various administrative functions. Any failure that is not covered by our disaster recovery plan could cause an interruption in our operations and adversely affect our results of operations.

We are subject to certain statutory, regulatory and legal developments which could have a material adverse impact on our business.

Our statutory, regulatory and legal environment exposes us to complex compliance and litigation risks that could materially adversely affect our operations and financial results. The most significant compliance and litigation risks we face are:

•	The difficulty of complying with sometimes conflicting statutes and regulations in local, state and national jurisdictions;

•

The impact of proposed, new or changing statues and regulations, including, but not limited to, financial reform, environmental, labor reform, health care reform, corporate governance matters and/or other as yet unknown legislation that could affect how we operate and execute our strategies as well as alter our expense structure;

•	The impact of changes in tax laws (or interpretations thereof by courts and taxing authorities) and accounting standards;

•	The impact of litigation trends, including class action lawsuits involving consumers and stockholders, and labor and employment matters; and

•

Changes in trade regulations, currency fluctuations, economic or political instability, natural disasters, public health emergencies and other factors beyond our control may increase the cost of items we purchase or create shortages of these items, which in turn could have a material adverse effect on our cost of goods, or may force us to increase prices, thereby adversely impacting net sales and profitability.

Adapting to regulatory changes and defending against lawsuits and other proceedings may involve significant expense and divert management’s attention and resources from other matters which could adversely affect our results of operations.

We have significant future capital needs that we may be unable to fund and this failure could curtail our projected growth.

Our expansion plans will require substantial capital, including funds for capital expenditures, pre-opening costs, working capital requirements and initial operating losses related to new store openings. We also require additional capital for remodeling and renovating our existing stores and continuous management information systems updates. Net capital expenditures during fiscal 2012 were $81.4 million. If the cash provided by operating activities, available borrowings under our revolving credit facility and proceeds from sale and leaseback transactions are not sufficient to fund our operations, store expansion and renovation activities and infrastructure and information technology investment, we may be required to seek additional capital. If we are not able to obtain such additional financing on favorable terms, we may need to curtail our expansion plans and defer some or all of the upgrade of our management information systems.

Our quarterly results fluctuate due to seasonal demand for our products and if we miscalculate this demand our net sales and profitability could decline.

We experience seasonal fluctuations in our net sales and operating results due in part to seasonal shopping patterns. For example, in fiscal 2012 and 2011, we generated 33.2% and 30.0%, respectively, of our net sales in the fiscal quarter ended December 31, which includes the holiday selling season. We also incur significant additional costs and expenses during this fiscal quarter due to increased staffing levels and higher purchase volumes. If we miscalculate the demand for our products generally or for our product mix during the fiscal quarter ending December 31, our net sales could decline, resulting in excess inventory, which could tie up our working capital and revolving credit facility, as well as lower our profit margin as a result of product markdowns. A shortfall in expected net sales, combined with significant additional expenses during the fiscal quarter ended December 31, could cause a significant decline in our operating results.

If we are unable to retain key management, we could have difficulty implementing our business strategy, which may result in reduced net sales, operating margins and profitability.

We are dependent on the skills, experience and continued service of our senior management. We have employment agreements with these key officers which include secrecy, non-competition and other customary provisions. If members of senior management cease to be active in the management of our business or decide to join a competitor or otherwise compete directly or indirectly with us, our business and operations could be harmed, and we could have difficulty in implementing our strategy, which may result in reduced net sales, operating margins and profitability.

We may be subject to periodic litigation and other regulatory proceedings. These proceedings may be affected by changes in laws and government regulations or changes in the enforcement thereof.

We are involved in a number of legal proceedings that arise from time to time in the ordinary course of business. Litigation is inherently unpredictable, and the outcome of some of these proceedings and other contingencies could require us to take or refrain from taking action which, in either case, could adversely affect our operations or reduce our net income. Additionally, defending against these lawsuits and proceedings may involve significant expense and diversion of management’s attention and resources from other matters.

We have anti-takeover defense provisions in our certificate of incorporation and bylaws that may deter potential acquirers and depress the price of our Common Stock.

Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions:

•	authorize our Board of Directors to issue “blank check” preferred stock and determine the powers, preferences and privileges of those shares without prior stockholder approval;

•	limit the calling of special meetings of stockholders; and

•

impose a requirement that an affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock is required to amend certain provisions of the certificate of incorporation and bylaws.

Under these various provisions in our certificate of incorporation, bylaws, a takeover attempt or third-party acquisition of us, including a takeover attempt that may result in a premium over the market price for shares of our Common Stock, could be delayed, deterred or prevented. In addition, these provisions may prevent the market price of our Common Stock from increasing in response to actual or rumored takeover attempts and may also prevent changes in our management. As a result, these anti-takeover and change of control provisions may limit the price investors are willing to pay in the future for shares of our Common Stock.

Risks Relating to Ownership of Our Common Stock

The price of our Common Stock may be volatile.

The market for equity securities has been extremely volatile. The following factors could cause the market price of our Common Stock to decrease significantly:

•	actual or anticipated variations in our quarterly results of operations;

•	changes in market valuations of companies in the consumer electronics and home appliances industries;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	fluctuations in stock market prices and volumes;

•	issuances of Common Stock or other securities in the future;

•	the addition or departure of key personnel; and

•	announcements by us, our competitors or our suppliers of acquisitions, investments or strategic alliances.

Volatility in the market price of our Common Stock may prevent investors from being able to sell their Common Stock at or above the public offering price.

We have anti-takeover defense provisions in our certificate of incorporation and bylaws and provisions in our debt instruments that may deter potential acquirors and depress the price of our Common Stock.

Our certificate of incorporation and bylaws contain provisions that could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions:

•	authorize our Board of Directors to issue “blank check” preferred stock and determine the powers, preferences and privileges of those shares without prior stockholder approval;

•	limit the calling of special meetings of stockholders; and

•

impose a requirement that an affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock is required to amend certain provisions of the certificate of incorporation and bylaws.

Our debt instruments also contain provisions that could have the effect of making it more difficult or less attractive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Specifically, the terms of our senior notes require that they be redeemed at a premium over their principal amount in the event that we undergo a change of control. In addition, our existing credit facility provides that a change of control constitutes an event of default under that facility and will cause the borrowing under our credit facility to become immediately due. Our future debt agreements, including our new credit facilities, may contain similar provisions. The need to repay all of this indebtedness may deter potential third parties from acquiring us.

Under these various provisions in our certificate of incorporation, bylaws and debt instruments, a takeover attempt or third-party acquisition of us, including a takeover attempt that may result in a premium over the market price for shares of our Common Stock, could be delayed, deterred or prevented. In addition, these provisions may prevent the market price of our Common Stock from increasing in response to actual or rumored takeover attempts and may also prevent changes in our management. As a result, these anti-takeover and change of control provisions may limit the price investors are willing to pay in the future for shares of our Common Stock.

Our Executive Officers, directors and current principal stockholders own a large percentage of our voting Common Stock and could limit new stockholders’ influence on corporate decisions.

As of April 1, 2013, our Executive Officers, directors, current holders of more than 5% of our outstanding Common Stock and their respective affiliates will beneficially own, in the aggregate, approximately 69.4% of our outstanding Common Stock. Should some of these stockholders act together, they would be able to control all matters requiring approval by our stockholders, including mergers, sales of assets, the election of directors, the approval of mergers or other significant corporate transactions. The interests of these stockholders may not always coincide with our corporate interests or the interests of other stockholders, and they may act in a manner with which you may not agree or that may not be in the best interests of our other stockholders.

We do not currently intend to pay dividends on our Common Stock in the foreseeable future.

We currently intend to retain our future earnings to fund the development and growth of our business. It is uncertain when, if ever, we will pay dividends to our stockholders. Our existing credit facility prohibits us from paying dividends, and future debt agreements, including our new credit facilities, may contain similar prohibitions. In addition, our principal assets are equity interests in our subsidiaries, and we would have to rely on distributions from these subsidiaries if we were to pay any dividends to our stockholders. You should not invest in our Common Stock if you require or expect dividend income. For the foreseeable future, we expect that the only return on an investment in us, if any, would come from the capital appreciation of our Common Stock.

THE OFFER

1.	Eligibility.

You are an “Eligible Optionee” if you are an active employee of hhgregg, as of the date of this Offer and you remain employed by hhgregg or a successor entity through the date on which the Exchanged Options are cancelled and the date of grant for New Options. The non-employee members of our Board of Directors may not participate in this Offer. Our non-employee directors are listed on Schedule A of this Offering Document.

To receive a grant of New Options, you must remain an Eligible Optionee through the New Option Grant Date. If you do not remain an Eligible Optionee through the New Option Grant Date, you will keep your current Eligible Options and they will be treated in accordance with their terms and conditions. If we do not extend the Offer, the New Option Grant Date is expected to be April 30, 2013, unless a different (later) grant date will be required under local law. In order to continue to vest in your New Options, you must remain an employee of hhgregg through each relevant vesting date.

2.	Number of Options; Expiration Date.

Subject to the terms and conditions of this Offer, we expect to accept for exchange certain outstanding, unexercised options granted under the Plan that are held by Eligible Optionees and that are properly elected to be exchanged, and are not validly withdrawn, before the Expiration Date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this Offer and be options granted subsequent to July 18, 2007.

We are not accepting partial tenders of options held by Eligible Optionees. If you wish to participate you must tender all Eligible Options that you hold irrespective of the option grant date or exercise price of such Eligible Options. As discussed above, this rule will not apply to the portion of any option grant that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an employee of hhgregg. Any such portion of an option grant may not be exchanged in this Offer (even if title to that portion of the option grant is held by an Eligible Optionee). However, the portion beneficially owned by the Eligible Optionee may be tendered in the Offer if eligible; such portion must be tendered for all remaining outstanding shares. For instance, if you are an Eligible Optionee and you hold an option grant to purchase 3,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to exchange the entirety of the portion of all options that you beneficially own, or you may elect not to participate in the Offer at all. These are your only choices with respect to this Offer. If your Eligible Options are covered by a domestic relations order, you must contact Charles Young at (317) 569-7574 or Charlie.Young@hhgregg.com immediately.

This Offer is a one-for-one exchange. If you participate in this Offer, your New Options will represent the right to purchase the same number of shares as the Eligible Option Grant tendered for exchange; however, the New Options will have a new strike price, vesting schedule and term. All New Options will be subject to the terms of our Plan, and to an option agreement entered into between you and hhgregg. The current form of option agreement under the Plan is incorporated by reference as an exhibit to the Tender Offer Statement on Schedule TO that we have filed with the SEC (the “Schedule TO”) with which this Offering Document has been filed.

The Expiration Date for this Offer will be 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013, unless we extend the Offer. We may, in our discretion, extend the Offer, in which event the Expiration Date will refer to the latest time and date at which the extended Offer expires. See Section 15 for a description of our rights to extend, terminate and amend the Offer.

3.	Purpose of the Offer.

We believe that this Offer will foster retention of our employees and better align the interests of our employees and our stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this Offer, we intend to provide Eligible Optionees with the opportunity to own New Options that over time may have a greater potential to increase in value.

We believe that structuring the Offer as a one-for-one exchange for New Options with a new extended vesting period appropriately balances the need to incentivize the interests of our employees with the interests of our stockholders. Based on the closing price of our Common Stock on the New York Stock Exchange on the day before the start of the Offering Period, some of our employees hold Eligible Options which are currently in-the-money and fully vested and many of our employees hold Eligible Options which are fully vested but are “underwater”. As a condition to participating in this Offer, an Eligible Employee is required to exchange all of his Eligible Options for New Options with a new exercise price (which may be higher than some of the Exchanged Options) and a longer vesting period of three years. Thus, in order to provide an Offer that would achieve the purpose of incentivizing and retaining our key employees, we believe a one-for-one exchange coupled with the requirement that all Eligible Options be exchanged to participate in the Offer best aligns the interests of our employees and stockholders. In addition, due to the recent volatility in the markets, we believe it is in the best interests of our stockholders to set a floor on the exercise price of the New Options that will be granted in the Offer to provide a limit on a maximum level of dilution to our stockholders from this Offer. The minimum exercise price of $10.00 is a six percent premium over the three-month trading price of our Common Stock on the New York Stock Exchange.

We believe structuring the program in this manner is in the best interests of our employees and stockholders to give incentive to our employees with appropriate stock options, reduce the outstanding stock option overhang, and conserve options for future grants.

Except as otherwise disclosed in this Offer or in our SEC filings, we presently have no plans or proposals that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation involving hhgregg;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our Common Stock being delisted from the New York Stock Exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our Board of Directors makes any recommendation as to whether you should accept this Offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this Offer and consult your own financial, legal and/or tax advisor. You must make your own decision about whether to participate in this Offer.

4.	Procedures for Electing to Exchange Options.

Proper Election to Exchange Options.

Participation in this Offer is voluntary. To participate in this Offer, you must do the following before 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date, unless the Offer is extended:

If you are an Eligible Optionee, you will receive, on the commencement of the Offer, the Transmittal Email announcing this Offer and directing you to the Offer Website. The Offer Website will include instructions on how to complete your Eligible Option Information Sheet and an electronic Election Form. Also included in the Transmittal Email will be a portfolio statement containing information with respect to each Eligible Option you hold. The statement will contain:

•	the option grant date indicated for each Eligible Option;

•	the current exercise price per share in effect for such Eligible Options; and

•	the number of outstanding shares of our Common Stock underlying such Eligible Options.

To complete the election process electronically, you must access the Offer Website on Knowledge Hub located on Intranet 2.0, accessible at http://intranet.hhgregg.com/hhgregg.intranet/login.aspx, and follow the instructions provided in your Transmittal Email. After completing the electronic Eligible Option Information Sheet and Election Form, you will have the opportunity to review the elections you have made with respect to your Eligible Options. If you are satisfied with your elections you will proceed to the Agreement to Terms of Election page. You may change your election to participate in the Offer at any time before the Offer expires by completing a new Eligible Option Information Sheet and Election Form. You must complete the electronic election process through the Offer Website in the foregoing manner before by 11:59 p.m., Eastern Daylight Savings Time, on the Expiration Date. If we extend this Offer beyond the Expiration Date, you must complete the process before the extended Expiration Date of this Offer.

If you are not able to submit your Eligible Option Information Sheet and Election Form or any subsequent new Eligible Option Information Sheet and Election Form electronically through the Offer Website as described above, as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, or if you do not otherwise have access to the Offer Website for any reason (including lack of internet services), you must immediately notify Charles Young at the Company at (317) 569-7574 or Charlie.Young@hhgregg.com to obtain assistance, including, if necessary, instructions for obtaining, completing and submitting a paper Eligible Option Information Sheet and Election Form.

Should you submit your election by paper rather than electronically, you may change your election to participate in the Offer at any time before the Offer expires by completing a new Eligible Option Information Sheet and Election Form. You must complete the paper election process by submitting your Eligible Option Information Sheet and Election Form by hand delivery to Charles Young at the Company, by facsimile to (317) 816-6609 or by electronic mail to Charlie.Young@hhgregg.com. We will not accept delivery of any election after the Expiration Date. Documents submitted by interoffice mail or U.S. mail (or other post) or Federal Express (or similar delivery service), are not permitted and will not be accepted. You must complete the paper election process by 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013. If we extend this Offer beyond the Expiration Date, you must complete the process before the extended Expiration Date of this Offer.

This is a one-time Offer, and we will strictly enforce the Offering Period. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this Offer, we expect to accept all properly tendered options promptly after the expiration of this Offer.

We may extend this Offer. If we extend this Offer, we will issue a press release, electronic mail or other communication disclosing the extension no later than 8:00 a.m., Eastern Daylight Savings Time, on the U.S. business day immediately following the previously scheduled Expiration Date.

The delivery by you of all documents, including your Eligible Option Information Sheet and Election Forms, is at your risk. Only documents that are complete, signed and actually received electronically, by facsimile or in paper form by hand delivery to Charles Young, our Chief Human Resources Officer, by the Expiration Date will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. We intend to confirm the receipt of your electronic Eligible Option Information Sheet and Election Form (or Eligible Option Information Sheet and paper Election Form) by electronic mail within two U.S. business days of the receipt of your electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). If you have not received an electronic mail confirmation, you must confirm that we have received your electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). If you need to confirm receipt after two U.S. business days have elapsed, you may contact Charles Young, our Chief Human Resources Officer, at (317) 569-7574 or Charlie.Young@hhgregg.com. Eligible Option Information Sheet and Election Forms may be submitted only through the Offer Website or in paper form by hand delivery to Charles Young at 4151 East 96th Street, Indianapolis, Indiana 46240, facsimile to (317) 816-6609 or electronic mail to Charlie.Young@hhgregg.com. Eligible Option Information Sheet and Election Forms submitted by any other means are not permitted and will not be accepted.

Our receipt of your Eligible Option Information Sheet and Election Form is not by itself an acceptance of your options for exchange. For purposes of this Offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, electronic mail or other form of communication. Options accepted for exchange will be cancelled on the Cancellation Date, which we presently expect will be April 29, 2013.

Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any elections. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Eligible Option Information Sheet and Election Form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We expect to accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder; provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time Offer. We will strictly enforce the Offering Period, subject only to an extension that we may grant in our discretion.

Our Acceptance Constitutes an Agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this Offer. Our acceptance of your options for exchange will constitute a binding agreement between hhgregg and you upon the terms and subject to the conditions of this Offer.

5.	Withdrawal Rights and Change of Election.

You may change your election with respect to your Eligible Options only in accordance with the provisions of this section.

You may change your election with respect to your Eligible Options at any time before the Expiration Date, which is expected to be 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013. If we extend the Offer, you may change your election at any time until the extended Expiration Date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this Offer, if we have not accepted your options by 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013, you may withdraw your tendered options at any time thereafter.

If you wish to change your election to participate in this Offer, you must access the Offer Website on Knowledge Hub located on Intranet 2.0, accessible at http://intranet.hhgregg.com/hhgregg.intranet/login.aspx, and complete and submit a new electronic Eligible Option Information Sheet and Election Form before 11:59 p.m., Eastern Daylight Savings Time, on April 29, 2013, unless we extend the Offer. If you are not able to submit your Eligible Option Information Sheet and Election Form or any subsequent new Eligible Option Information Sheet and Election Form electronically through the Offer Website as described above, as a result of technical failures of the Offer Website, such as the Offer Website being unavailable or the Offer Website not accepting your election, or if you do not otherwise have access to the Offer Website for any reason (including lack of internet services), you must immediately notify Charles Young at the Company at (317) 569-7574 or Charlie.Young@hhgregg.com to obtain assistance, including, if necessary, instructions for obtaining, completing and submitting a paper Eligible Option Information Sheet and Election Form.

If you submit an Election Form declining the Offer and you later decide that you would like to exchange your Eligible Options for New Options, you may elect to participate at any time by submitting a new properly completed electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form) accepting the Offer before the Expiration Date, by following the procedures described in Section 4. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Eligible Option Information Sheet and Election Form we receive before the Expiration Date.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any electronic Eligible Option Information Sheet or Election Form (or paper Eligible Option Information Sheet or Election Form), nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt of the electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). Our determination of these matters will be final and binding.

The delivery by you of all documents, including your Eligible Option Information Sheet and Election Forms, is at your risk. Only documents that are complete, signed and actually received electronically, by facsimile or in paper form by hand delivery to Charles Young, our Chief Human Resources Officer, by the Expiration Date will be accepted. Documents submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted. We intend to confirm the receipt of your electronic Eligible Option Information Sheet and Election Form (or Eligible Option Information Sheet and paper Election Form) by electronic mail within two U.S. business days of the receipt of your electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). If you have not received an electronic mail confirmation, you must confirm that we have received your electronic Eligible Option Information Sheet and Election Form (or paper Eligible Option Information Sheet and Election Form). If you need to confirm receipt after two U.S. business days have elapsed, you may contact Charles Young, our Chief Human Resources Officer, at (317) 569-7574 or Charlie.Young@hhgregg.com. Eligible Option Information Sheet and Election Forms may be submitted only through the Offer Website or in paper form by hand delivery to Charles Young at 4151 East 96th Street, Indianapolis, Indiana 46240, facsimile to (317) 816-6609 or electronic mail to Charlie.Young@hhgregg.com. Eligible Option Information Sheet and Election Forms submitted by any other means are not permitted and will not be accepted.

6.	Acceptance of Options for Exchange and Issuance of New Options.

Upon the terms and conditions of this Offer and promptly following the expiration of this Offer, we expect to accept for exchange and cancel all Eligible Options properly elected for exchange and not validly withdrawn before the expiration of this Offer. Once the options are cancelled, you will no longer have any rights with respect to those options. As discussed Sections 9 and 14, your New Options will be treated as nonstatutory stock options for U.S. tax purposes as a result of the exchange. Subject to the terms and conditions of this Offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the Cancellation Date, which we anticipate to be April 29, 2013.

For purposes of the Offer, we will be deemed to have accepted options for exchange that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, electronic mail or other method of communication. Subject to our rights to terminate the Offer, as discussed in Section 15, we currently expect that we will accept promptly after the expiration of this Offer all properly tendered options that are not validly withdrawn.

We will grant the New Options on the New Option Grant Date. We expect the New Option Grant Date to be April 30, 2013. All New Options will be granted under our Plan and will be subject to an option agreement between you and hhgregg. After the Expiration Date, we will send you your new option agreement.

Options that we do not accept for exchange will remain outstanding until they are exercised or expire by their terms and will retain their current exercise price, current vesting schedule and current term.

7.	Conditions of the Offer.

Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this Offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner, to the Offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the Offer, any of which might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us (see Section 3 for a description of the contemplated benefits of the Offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•	in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally,

•

the commencement, continuation or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of this Offer, or

•	if any of the situations described above existed at the time of commencement of this Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this Offer;

•

A tender or exchange offer, other than this Offer to Exchange by us, for some or all of our shares of outstanding Common Stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding shares of Common Stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of this Offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional Common Stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding shares of Common Stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with this Offer or with such acceptance for exchange of Eligible Options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of this Offer (as described in Section 12);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to us (see Section 3 for a description of the contemplated benefits of the Offer to us); or

•

Any rules or regulations by any governmental authority, the Financial Industry Regulatory Authority, Inc., the New York Stock Exchange, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced or deemed applicable to hhgregg.

If any of the above events occur, we may:

•	Terminate this Offer and promptly return all tendered Eligible Options to tendering holders;

•	Complete and/or extend this Offer and, subject to your withdrawal rights, retain all tendered Eligible Options until the extended Offer expires;

•	Amend the terms of this Offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which this Offer is open, complete this Offer.

The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price Range of Shares Underlying the Options.

The hhgregg Common Stock that underlies your options is traded on the New York Stock Exchange under the symbol “HGG.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our Common Stock as reported by the New York Stock Exchange.

	High	Low
Year Ended March 31, 2011
First Quarter	$31.14	$23.16
Second Quarter	$25.42	$18.82
Third Quarter	$26.69	$20.92
Fourth Quarter	$22.75	$13.01
Year ended March 31, 2012
First Quarter	$15.90	$11.89
Second Quarter	$13.83	$8.88
Third Quarter	$16.65	$9.14
Fourth Quarter	$14.87	$9.85
Year Ending March 31, 2013
First Quarter	$11.99	$9.22
Second Quarter	$12.05	$6.08
Third Quarter	$8.84	$5.84
Fourth Quarter	$11.65	$6.87

On April 1, 2013, the last reported sale price of our Common Stock, as reported by the New York Stock Exchange, was $11.09 per share.

You should evaluate current market quotes for our Common Stock, among other factors, before deciding whether or not to accept this Offer.

9.	Source and Amount of Consideration; Terms of New Options.

Consideration.

We will issue New Options in exchange for eligible outstanding options properly elected to be exchanged by you and accepted by us for such exchange. Subject to the terms and conditions of this Offer, upon our acceptance of your properly tendered options, you will be entitled to receive New Options based on the exchange ratio described in Section 2.

As of April 1, 2013, there were outstanding Eligible Options, held by 92 option holders, to purchase an aggregate of 2,923,127 shares of our Common Stock with a weighted average exercise price of $15.81 per share, all of which were issued under our Plan.

General Terms of New Options.

New options will be granted under our Plan. All New Options will be subject to the terms of the Plan and to an option agreement between you and hhgregg. The terms and conditions of the New Options may vary from the terms and conditions of the options that you tendered for exchange, but such changes generally will not substantially and adversely affect your rights. However, you should note that your New Options will be classified for U.S. tax purposes as nonstatutory stock options and will have a maximum term of seven (7) years from the New Option Grant Date.

The following description summarizes the material terms of our Plan. Our statements in this Offering Document concerning the Plan and the New Options are merely summaries and do not purport to be complete.

The statements are subject to, and are qualified in their entirety by reference to, the Plan, and the form of option agreement under the Plan, which have been filed as exhibits to the Schedule TO of which this Offer is a part. Please contact us at hhgregg, Inc., 4151 East 96th Street Indianapolis, Indiana 46240, Attention: Charles Young (telephone: (317) 569-7574), to receive a copy of the Plan, and the form of option agreement thereunder. We will promptly furnish you copies of these documents upon request at our expense.

2007 Equity Incentive Plan.

Our Plan permits the granting of incentive stock options, nonstatutory stock options, stock appreciation rights, restricted shares, stock units, restricted stock units, performance units and stock grants. The maximum number of Common Stock subject to options currently outstanding under our Plan is approximately 6,000,000 shares. As of April 1, 2013, the maximum number of shares available for future issuance under the Plan was 1,996,714. Our Plan is administered by the compensation committee of our Board of Directors, which we refer to as the administrator. Subject to the other provisions of our Plan, the administrator has the power to determine the terms, conditions, and restrictions of the options granted, including the number of options and the vesting schedule.

Exercise Price.

The exercise price of an option granted under our Plan generally is equal to or greater than the closing price of our Common Stock as reported on the New York Stock Exchange on the option grant date. However, the exercise price of an incentive stock option may not be less than 100% of the fair market value of a share of our Common Stock on the date of grant, and with respect to a person who holds more than ten percent of our Common Stock, not less than 110% of the fair value of our Common Stock on the grant date.

Because the exercise price of the New Options will be the greater of $10.00 and the closing price of our Common Stock as reported on the New York Stock Exchange on the New Option Grant Date, we cannot predict the exercise price of the New Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to tender your Eligible Option Grants.

Vesting and Exercisability.

The vesting applicable to an option granted under our Plan generally is determined by our Compensation Committee in accordance with the terms of our Plan. The vesting period of the New Options granted under this Offer will begin to run on the grant date of the New Option with one-third of the New Options granted vesting on each of the first three anniversaries of the New Option Grant Date. Thus, no portion of any New Option grant will be vested on the New Option Grant Date. Vesting on any anniversary date is subject to the terms and conditions of the Plan, including your continued service to hhgregg through each relevant vesting date. Generally, any vested New Options may be exercised by you at any time prior to the end of the option term.

Adjustments Upon Certain Events.

Events occurring Before the New Option Grant Date.

Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the Offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if hhgregg is acquired prior to the expiration of the Offer, we reserve the right to withdraw the Offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no New Options in exchange for them. If hhgregg is acquired prior to the expiration of the Offer but does not withdraw the Offer, we (or the successor entity) will notify you of any material changes to the terms of the Offer or the New Options, including any adjustments to the exercise price and number of shares that will be subject to the New Options.

Under such circumstances, the type of security and the number of shares covered by your New Options may be adjusted based on the consideration per share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive New Options covering more or fewer shares of the acquiror’s Common Stock than the number of shares subject to the Eligible Options that you tendered for exchange or than the number you would have received pursuant to the New Options if no acquisition had occurred.

If we are acquired by or merge with another company, your cancelled options might be worth more than the New Options that you receive in exchange for them.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our Common Stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the Offer might be deprived of the benefit of the appreciation in the price of our Common Stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this Offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the New Option Grant Date means that the tender of your options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any New Options or other benefit for your tendered options.

Events Occurring After the New Option Grant Date.

In the event of a subdivision of our outstanding Common Stock, a declaration of a dividend payable in our Common Stock or a combination or consolidation of our outstanding Common Stock (by reclassification or otherwise) into a lesser number of shares of Common Stock, after the New Option Grant Date, corresponding adjustments shall automatically be made to the number and exercise price of shares subject to each New Option.

If we liquidate or dissolve, to the extent not previously exercised or settled, your outstanding options will terminate at the time of the consummation of the dissolution or liquidation.

Our Plan provides that if we merge or if our property or stock is acquired by another corporation, the vesting of your options will generally accelerate as to all of the shares of Common Stock subject to such options.

Transferability of Options.

Options generally may not be transferred, other than by will or through a beneficiary designation and only you or your legal representative may exercise your option.

Registration of Shares Underlying New Options.

All of the shares of hhgregg Common Stock issuable upon exercise of New Options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on a registration statement on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of hhgregg for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of your New Options free of any transfer restrictions under applicable U.S. securities laws.

Tax Consequences.

If you are a U.S. tax payer, you should refer to Section 14 for a discussion of the material U.S. federal income tax consequences of the New Options and Exchanged Options, as well as the consequences of accepting or rejecting this Offer. If you are a citizen or resident of more than one country, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

10.	Information Concerning hhgregg, Inc.

We are a specialty retailer of home appliances, televisions, computers, consumer electronics, home entertainment furniture, mattresses, fitness equipment and related services operating under the name hhgregg™. As of April 1, 2013, we operated 228 stores in Alabama, Delaware, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Mississippi, Missouri, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia and Wisconsin. We differentiate ourselves from our competitors by providing our customers with a consultative and educational purchase experience. We also distinguish ourselves by offering next-day delivery on many of our products. Our superior customer purchase experience has enabled us to successfully compete against the other leading video and appliance retailers over the course of our 57-year history.

We design our stores to be visually appealing to our customers and to highlight our premium selection of consumer electronics and appliances. We utilize flat panel television display walls, appliance displays and digital product centers to showcase our broad selection of products with advanced features and functionality. We carry approximately 100 models of flat panel televisions and 350 models of appliances. Our new store prototypes typically range from 25,000 to 30,000 square feet and are located in power centers or freestanding locations in high traffic areas, as close as feasible to our major competitors. We drive store traffic and enhance our brand recognition through year-round television advertising, weekly newspaper inserts, direct mail, e-mail and web promotions.

11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Options.

A list of our directors and Executive Officers is attached to this Offering Document as Schedule A. The non-employee members of our Board of Directors may not participate in this Offer. As of April 1, 2013, our Executive Officers and directors (16 persons) as a group held options unexercised and outstanding under our Plan to purchase a total of 1,509,336 shares of our Common Stock, which represented approximately 46.2% of the shares subject to all options outstanding under our Plan as of that date.

The following tables below set forth the beneficial ownership of each of our Executive Officers and directors of options under the Plan outstanding as of April 1, 2013. The percentages in the tables below are based on the total number of outstanding options (i.e., whether or not eligible for exchange) to purchase shares of our Common Stock under the Plan, which was 3,269,127 as of April 1, 2013. As noted on the table, non-employee members of our board of directors are not eligible to participate in the Offer.

Name	Position	Number of Shares Covered by Outstanding Options Granted Under our 2007 Equity Incentive Plan	Percentage of Total Outstanding Options Under our 2007 Equity Incentive Plan
Dennis L. May	Director, President, Chief Executive Officer	380,000	11.6%
Gregg W. Throgmartin	Director, Executive Vice President, Chief Operating Officer	230,000	7.0%
Lawrence P. Castellani*	Director	54,000	1.7%
Benjamin D. Geiger*	Director	—	—
Catherine A. Langham*	Director	34,000	1.0%
John M. Roth*	Director	—	—
Charles P. Rullman*	Director	54,000	1.7%
Michael L. Smith*	Director, Chairman of Board of Directors	62,000	1.9%
Peter M. Starrett*	Director	54,000	1.7%
Kathleen C. Tierney*	Director	34,000	1.0%
Darrell E. Zink*	Director	54,000	1.7%
Jeremy J. Aguilar	Chief Financial Officer	158,000	4.8%
Jeffery G. Haines	Chief Merchandising Officer	50,000	1.5%
Michael D. Stout	Chief Administrative Officer	157,000	4.8%
Trent E. Taylor	Chief Information Officer	61,000	1.9%
Charles B. Young	Chief Human Resources Officer	127,336	3.9%

		1,509,336	46.2%

*	Not eligible to participate in the Offer.

Except as described above, neither we, nor, to the best of our knowledge, any of our directors or Executive Officers, nor any affiliates of ours, were engaged in transactions involving options to purchase our Common Stock under our Plan, or in transactions involving our Common Stock during the sixty (60) days immediately prior to and including April 1, 2013, except for the following transactions:

•	Michael D. Stout sold 30,000 shares of Common Stock on February 8, 2013 at a price per share of $9.4118.

•	Jeffery G. Haines was granted 50,000 options to purchase Common Stock on March 4, 2013.

12.	Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer.

Options that we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares under the Plan from which they were originally issued. To the extent shares returning to the Plan are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the Offer, the shares will be available for future awards to employees and other eligible plan participants, respectively, without further stockholder action, except as required by applicable law or the rules of the New York Stock Exchange or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

Pursuant to the accounting standards in effect under Accounting Standards Codification Topic 718, we may be required to recognize additional compensation expense to the extent the New Options have a greater value than the Exchanged Options they replace.

13.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of New Options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any New York Stock Exchange listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue New Options for tendered options is subject to the conditions described in Section 7.

If we are prohibited by applicable laws or regulations from granting New Options or required to obtain a license or regulatory permit or make any other filing before granting New Options on the New Option Grant Date, we will not grant any New Options, unless we obtain the necessary license or make the requisite filing. We are unaware of any such prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant, but if the grant is prohibited or seems not feasible to be made on the New Option Grant Date we will not grant any New Options and you will not receive any other benefit for the options you tendered.

14.	Material U.S. Federal Income Tax Consequences.

The following is a general summary of the material U.S. federal income tax consequences of the Offer and of participating in the exchange of options pursuant to the Offer for those employees who are United States citizens or residents for U.S. federal income tax purposes. This discussion is based on the U.S. Internal Revenue Code, its legislative history, the Treasury Regulations thereunder, and administrative and judicial interpretations as of the date of this Offering circular, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state and local tax consequences for each employee will depend upon that employee’s individual circumstances.

This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We recommend that you consult your own financial, legal and/or tax advisor with respect to the federal, state and local tax consequences of the Offer and of participating in the Offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own financial, legal and/or tax advisor to discuss the consequences to you of this transaction.

New Options.

Option holders whose outstanding Eligible Options are exchanged for New Options under the Offer will not recognize income for U.S. federal income tax purposes upon the cancellation of the outstanding Eligible Options or the issuance of New Options in accordance with the Offer.

All current outstanding options under the Plan, including all those eligible for exchange, are nonstatutory stock options. The New Options will also be classified for U.S. tax purposes as nonstatutory stock options.

Nonstatutory Stock Options.

Under current law, an option holder generally will not realize taxable income upon the grant of a nonstatutory stock option. However, when an option holder exercises the option, the excess of the fair market value of the shares subject to the option on the date of exercise over the exercise price of the option will be taxable as ordinary income to the option holder. If you were an employee at the time of the grant of the option, any income recognized upon exercise of a nonstatutory stock option generally will constitute wages for which withholding will be required. Your holding period for the shares issued upon exercise of a nonstatutory stock option will begin on the date following the date of exercise of the option and your basis for those shares will equal their fair market value on the date of exercise.

We will generally be entitled to a tax deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

When you dispose of shares received upon exercise of a nonstatutory stock option, any gain or loss is generally treated as capital gain or loss. Any capital gain or loss will be long-term capital gain or loss if the holding period for the shares disposed of is greater than one year, and otherwise will be short-term capital gain or loss.

If you are subject to tax in more than one country, you should be aware that there may be other tax consequences that may apply to you. We strongly recommend that you consult your own financial, legal and/or tax advisor to discuss these consequences.

15.	Extension of Offer; Termination; Amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this Offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we will also extend your right to withdraw tenders of Eligible Options until such extended Expiration Date. In the case of an extension, we will issue a press release, electronic mail or other form of communication no later than 8:00 a.m., Eastern Daylight Savings Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, before the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 7 occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration Offered or return the options promptly after termination or withdrawal of a tender Offer.

Subject to compliance with applicable law, we further reserve the right, before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including by decreasing or increasing the consideration Offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer. As a reminder, if a particular option grant expires after commencement, but before cancellation under the Offer, that particular option grant is not eligible for exchange. Therefore, if we extend the Offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the Offer expires after such originally scheduled Expiration Date but before the actual Expiration Date under the extended Offer, that option would not be eligible for exchange.

The minimum period during which the Offer will remain open following material changes in the terms of the Offer or in the information concerning the Offer, other than a change in the consideration being Offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Options being sought in this Offer or the consideration being Offered by us for the Eligible Options in this Offer, the Offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification, or such longer period as may be required by the tender Offer rules. If any term of the Offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of Eligible Options of such amendment, and we will extend the Offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender Offer rules, remain after such change.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Daylight Savings Time.

16.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this Offer.

17.	Additional Information.

This Offering Document is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offering Document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our Annual Report on Form 10-K for our fiscal year ended March 31, 2012, filed with the SEC on May 23, 2012;

2.	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2012, September 30, 2012 and December 31, 2012, filed with the SEC on August 2, 2012, November 2, 2012 and January 31, 2013 respectively;

3.	Our Current Reports on Form 8-K, filed with the SEC on June 21, 2012, August 3, 2012 and March 5, 2013 respectively (excluding any information that was furnished to the SEC);

4.	Our Proxy Statement on Schedule 14A for our 2012 Annual Meeting of Stockholders, filed with the SEC on June 29, 2012; and

5.	The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on July 16, 2007, pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offering Document is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at hhgregg, Inc., 4151 East 96th Street, Indianapolis, Indiana 46240, Attention: Vice President, Finance or telephoning our Vice President, Finance at (317) 848-8710.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offering Document, you should rely on the statements made in the most recent document.

The information contained in this Offering Document about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this Offer.

18.	Financial Statements.

The financial information included in our Annual Report on Form 10-K for the fiscal years ended March 31, 2011 and March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2012 are incorporated herein by reference. Schedule B to this Offering Document contains our ratio of earnings to fixed charges for the fiscal years ended March 31, 2011 and March 31, 2012 and the nine-month period ended December 31, 2012, as well as our book value per share as of December 31, 2012. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17.

19.	Miscellaneous.

We are not aware of any jurisdiction in which the Offer is made where the making of the Offer is not in compliance with applicable law. We may become aware of one or more jurisdictions where the making of the Offer is not in compliance with valid applicable law. If we cannot or choose not to comply with such law, the Offer will not be made to, nor will options be accepted from, the option holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the Offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offering Document and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

hhgregg, Inc. April 2, 2013

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF HHGREGG, INC.

Officers for Purposes of Section 16 of the Exchange Act:

Dennis L. May

Gregg W. Throgmartin

Jeremy J. Aguilar

Jeffery G. Haines

Michael D. Stout

Trent E. Taylor

Charles B. Young

Directors:

Dennis L. May

Gregg W. Throgmartin

Lawrence P. Castellani*

Benjamin D. Geiger*

Catherine A. Langham*

John M. Roth*

Charles P. Rullman*

Michael L. Smith*

Peter M. Starrett*

Kathleen C. Tierney*

Darrell E. Zink*

*	Non-employee Directors

A-1

SCHEDULE B

SELECTED FINANCIAL INFORMATION

OF HHGREGG, INC.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods specified:

	Fiscal Year Ended		Nine Months Ended December 31, 2012
	March 31, 2011	March 31, 2012
Ratio of earnings to fixed charges(1)	3.6	4.4	2.0

(1)	The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount and issuance costs on all indebtedness, and the estimated portion of rental expense deemed by hhgregg to be representative of the interest factor of rental payments under operating leases.

Book Value

We had a book value per share of $10.60 on December 31, 2012 (calculated using the book value as of December 31, 2012, divided by the number of outstanding shares of our Common Stock as of December 31, 2012).

B-1